Exhibit 5.1

HUNTON ANDREWS KURTH LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

November 12, 2020

South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407

Re:        South Plains Financial, Inc.
            Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to South Plains Financial, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof of its Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of up to $50,000,000 aggregate principal amount of the Company’s 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Exchange Notes”).

The Exchange Notes are to be issued under the Indenture (as defined below) pursuant to an exchange offer (the “Exchange Offer”) by the Company in exchange for a like principal amount of the Company’s issued and outstanding 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Original Notes”), as contemplated by the Registration Rights Agreement (as defined below).

This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	the Registration Statement;

(b)	the Indenture dated as of September 29, 2020 (the “Indenture”) by and between the Company and UMB Bank, National Association, as trustee (the “Trustee”);

(c)	the form of the Exchange Notes attached as an exhibit to the Indenture; and

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON
LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC

South Plains Financial, Inc.
November 12, 2020

(d)	the Registration Rights Agreement, dated as of September 29, 2020 (the “Registration Rights Agreement”) among the Company and the purchasers party thereto.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary, including (i) the Company’s Amended and Restated Certificate of Formation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the resolutions of the Company’s Board of Directors authorizing registration and the issuance of the Exchange Notes, and (iv) a certificate issued by the Texas Secretary of State on the date hereof to the effect that the Company is authorized to transact business under the laws of Texas.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and the completion of all deliveries not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and, except as set forth below, the validity, binding effect and enforceability thereof.

We note that the Indenture and the Exchange Note include a provision stating that such instrument shall be governed by the laws of the State of New York. We also note that the Company is organized under the laws of the State of Texas.

In conducting our examination of executed documents, we have assumed (i) the valid existence and good standing of each of the parties thereto, (ii) that such parties had the corporate power and authority to enter into and to incur and perform all their obligations thereunder, (iii) the due authorization by all requisite corporate action by such parties, and (iv) the due execution and delivery of such documents by such parties, except to the extent such execution and delivery by the Company are matters of the laws of the State of New York referred to below.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement and any required amendments thereto have all become effective under the Securities Act and all prospectus supplements required by applicable law have been delivered and filed as required by such applicable law, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture, and (iv) the Exchange Notes have been duly issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

South Plains Financial, Inc.
November 12, 2020

The foregoing opinion is limited solely to the laws of the State of New York. We express no opinion as to any other laws, statutes, regulations or ordinances of any other jurisdiction, including the “blue sky” laws of any jurisdiction.

Our opinions herein regarding the enforceability or effect of the Exchange Notes are qualified by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws, and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity); and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing. We also express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights, and we express no opinion regarding severability provisions.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP